UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 15, 2012

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(801) 649-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Phantom Performance Share Unit Award Agreements

On June 15, 2012, EnergySolutions, Inc. (the “Company”) entered into a phantom performance share unit award agreement with each of John A. Christian, President, Long-Term Stewardship Group, Mark Morant, President, Global Commercial Group, and Alan M. Parker, President, Government Group, dated June 15, 2012 (the “PSU Agreements”), under the Company’s Executive Bonus Plan.  Pursuant to the PSU Agreements, the Company granted each of Messrs. Christian, Morant and Parker, on June 15, 2012, a performance share unit award, subject to full payment over six years based on four-year performance criteria, absent a qualifying termination of employment.  In general, no amounts are payable under the PSU Agreements unless certain performance criteria are met.  The awards are payable in cash.

The target award for each of Messrs. Christian, Morant and Parker is 339,140 performance share units and the maximum award for each such executive officer is 401,405 performance share units.

Awards granted under the PSU Agreements are intended to qualify as qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

It is expected that the awards under the PSU Agreements will be in lieu of annual equity-linked incentive awards under the Company’s equity incentive plan, although the Company’s Compensation Committee and Board of Directors may make further awards.

Executive Severance Agreements

In addition, the Company entered into an amended and restated executive severance agreement with each of Messrs. Christian, Morant and Parker, dated as of June 15, 2012 (the “Severance Agreements”), setting forth certain payments and benefits in the event of a termination of employment.  The Severance Agreements supersede and replace the executive severance agreements that each of Messrs. Christian, Morant and Parker entered into with the Company in November 2011.  The Severance Agreements will remain in effect until December 31, 2015, and will automatically renew on January 1, 2016 and each January 1 thereafter unless the Company provides notice of termination of such Severance Agreement.  Terms in quotation marks in the remainder of this paragraph are used as defined in the Severance Agreements.  The Severance Agreements provide, among other things, that, in the event of a termination of employment by the Company without “cause” or by the executive for “good reason,” the executive will receive (i) the sum of 1.5 times his “base salary” and 1.5 times his “target bonus” payable in 18 equal monthly installments, (ii) up to 18 months of payments in the amount required for COBRA welfare plan continuation and other benefit costs and (iii) up to $50,000 outplacement reimbursement for one year.  Also, in such an event, the executive will receive a pro rata portion of his annual cash bonus as determined by the Compensation Committee, or if such termination is within two years following a “change in control,” the executive will receive a pro rata portion of his target annual cash bonus.

In addition to the severance payments and benefits described above, Mr. Morant’s Severance Agreement entitles him to receive reimbursement for the cost of relocating back to the United Kingdom in the event he and/or his family relocate within two years following the termination of his employment.

The foregoing summaries of the Severance Agreements and the PSU Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such documents to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Date: June 19, 2012	By	/s/ Gregory S. Wood
Gregory S. Wood
Executive Vice President and Chief Financial Officer